Exhibit 99.1

Wednesday January 14, 2015
FOR IMMEDIATE RELEASE

Washington Federal Announces
Quarterly Earnings of $0.39 cents per diluted share

SEATTLE, WASHINGTON - Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced earnings of $38,407,000 for the quarter ended December 31, 2014, compared to $40,236,000 for the quarter ended December 31, 2013, a decrease of 4.6%. Earnings per fully diluted share of $0.39 were equal to the same period one year ago. The quarter produced a return on average assets of 1.05% and a return on average equity of 7.84%.
Chairman, President & CEO Roy M. Whitehead commented, “Operating results were slightly improved over one year ago, prior to accounting for unusual items. Low interest rates, modest economic growth and overcapacity in the financial services industry combine to make smart growth a challenge right now. The Company is well-positioned though to grow within market limitations, yet still continue to distribute all or most earnings to shareholders through cash dividends and share repurchases as a means to steadily improve the value of their investment.”
Loans receivable during the quarter grew by $106 million or 1.3% to $8.3 billion as of December 31, 2014. Loan originations for the quarter totaled $579 million, a $78 million or 15.7% increase over the same quarter of the prior year. The weighted average interest rate on loans as of December 31, 2014 was 4.69%, a decrease from 4.92% as of the prior year due to the continued low interest rate environment. Actual yield earned on loans will be greater than the weighted average rate due to net deferred loan fees and discounts on acquired loans, which are accreted into income over the term of the loans.

Total assets decreased by $261 million or 1.8% to $14.5 billion at December 31, 2014 from $14.8 billion at September 30, 2014. Available for sale investments decreased $154 million or 5.1% compared to September 2014, and held to maturity investments decreased by $32 million or 2.1%. To assist in funding the growth of employee benefit costs, the Company purchased $100 million in bank-owned life insurance, with a pro forma 2015 pre-tax equivalent yield of 5.14%. This investment is included in other assets on the balance sheet. During the quarter, the Company had an average balance of cash and cash equivalents of $570 million invested overnight at a yield of approximately 0.25%.
Customer deposits of $10.6 billion decreased $138 million or 1.3% compared to September 30, 2014. Specifically, transaction accounts decreased by $26 million or 0.5% and time deposits decreased by $112 million or 2.1%. Transaction accounts have increased significantly from prior years to 52% of total deposits. The Company is focused on growing transaction accounts to lessen sensitivity to rising interest rates. The deposits acquired during fiscal 2014 were beneficial to this transition.
Total non-performing assets, including real estate owned as a result of foreclosure (“REO”), amounted to $164 million or 1.13% of total assets at quarter-end, a $34 million or 17.0% decrease from December 31, 2013. Non-performing loans decreased from $115 million at December 31, 2013 to $98 million as of December 31, 2014, a 14.3% decrease. Net loan recoveries decreased from $6 million in the quarter ended December 31, 2013 to a net recovery of $1 million in the most recent quarter. Total loan delinquencies were 1.47% as of December 31, 2014, a decrease from 1.81% at December 31, 2013. Delinquencies on single family mortgage loans, the largest component of the loan portfolio, declined during the year to 1.55% from 2.11% at December 31, 2013. REO balances increased during the quarter by $6.9 million, including upward net market value adjustments from prior period corrections of $8.2 million which are partially offset by a net decline in balances due to current period activities.
Net interest income for the quarter was $102 million, a $4 million or 3.9% increase from the quarter ended December 31, 2013. Net interest income improved as a result of increased assets associated with the deposit acquisitions during 2014. Net interest margin was 3.01% for the quarter ended December 31, 2014, up from 3.00% for the prior quarter and down from 3.12% for the quarter ended December 31, 2013. The margin declined primarily as a result of lower yields on loans. Average earning assets increased $991 million or 7.9% compared to the same quarter of the prior year.
Deposit fee income of $6.0 million is $4.3 million higher compared to the same quarter of the prior year due primarily to the higher number of transaction accounts from the branch acquisitions. Loan fee income of $2.0 million is similar to a year ago.
Other Income of $2.0 million in the quarter ended December 31, 2013 declined to a $2.7 million loss for the recent quarter, including four unusual items. The net write-up of REO mentioned above of $8.2 million is a correction from prior periods. Management also corrected an over-accrual of interest income on loans of $8.9 million that had accumulated since fiscal 2011 and was recently detected. Management believes that these errors and their corrections were not material to any reporting period. Other income for the quarter also included a prepayment charge of $2.6 million on a $100 million Federal Home Loan Bank advance that was accruing interest at 4% and scheduled to mature in September 2015. The prepayment charge will be offset by a corresponding reduction in interest expense over the remaining nine months of the fiscal year. Management also recorded $2 million of additional write-down of the FDIC indemnification asset related to the commercial loans acquired from Horizon Bank in 2010. At inception of the FDIC loss share agreement, this intangible asset was established as an estimate of $240 million, representing expected payments from the FDIC for its portion of the loan losses over the life of the agreement. The portion of the agreement related to commercial loans expires on March 31, 2015.
Total operating expenses increased by $9.5 million or 21.5% as compared to the same quarter of the prior year, driven primarily by an increase in employees as well as occupancy, product delivery and technology expenses related to the branch acquisitions from Bank of America during the 2014 fiscal year. Technology expenses are also higher in preparation for an upgrade of core systems in 2015. FDIC insurance premiums are lower by $1.7 million this quarter due to recoveries from prior periods that reflect improvements in credit quality. FDIC insurance premiums were $2.3 million in the quarter, prior to this recovery.
The Company’s efficiency ratio of 49.8% for the quarter remains among the best in the industry.

The reversal of the provision for loan losses increased from $4.6 million to $5.5 million for the quarters ended December 31, 2013 and 2014, respectively, for two reasons: 1) the continuing improvement in the asset quality indicators previously mentioned, and 2) a scheduled refreshment of historical loss factors used in the loan loss estimate. The Company updates its loan loss model annually in December, by replacing the oldest annual loan loss data used in the estimate with loan loss results from the most recent fiscal year. Fiscal 2014 loan losses were significantly improved over the period that was dropped from the model.
Net gain on real estate acquired through foreclosure was less than $1 million as compared to a $2 million loss for the quarter ended December 31, 2013. The Company expects the amount of gain or loss on real estate acquired to continue to fluctuate in future quarters based primarily on the timing of sales and the amount, if any, of gains or losses related to those sales. Net gain or loss on real estate acquired through foreclosure includes gains and losses on sales, ongoing maintenance expenses and any recent valuation adjustments.
On October 17, 2014, the Company paid a cash dividend of 14.67 cents per share to common stockholders of record on October 3, 2014. This cash dividend included a 3.67 cent one-time payment, representing an additional one month’s dividend income to compensate for a change in the dividend payment schedule. Beginning in 2015, the Board of Directors will consider regular dividend declarations in January, April, July, and October, one month later than in the past. During the quarter, the Company repurchased 1,116,147 shares of stock at a weighted average price of $21.79 and has board authorization to repurchase an additional 4.0 million shares. The ratio of tangible common equity to tangible assets was 11.83% as of December 31, 2014.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 247 branches in eight western states.
On January 21, 2015, Washington Federal, Inc. will hold its Annual Meeting of Stockholders at Benaroya Hall in Seattle, at 2:00 p.m., Pacific Time.
To find out more about Washington Federal, please visit our website. Washington Federal uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
# # #

Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Cathy Cooper, SVP Marketing Communications
206-777-8246
cathy.cooper@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	December 31, 2014	September 30, 2014
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$542,769	$781,843
Available-for-sale securities, at fair value	2,895,056	3,049,442
Held-to-maturity securities, at amortized cost	1,516,219	1,548,265
Loans receivable, net	8,253,917	8,148,322
Covered loans, net	161,478	176,476
Interest receivable	40,757	52,037
Premises and equipment, net	254,284	257,543
Real estate held for sale	61,970	55,072
Real estate held for investment	3,994	4,808
Covered real estate held for sale	19,405	24,082
FDIC indemnification asset	30,356	36,860
FHLB and FRB stock	154,870	158,839
Intangible assets, net	301,885	302,909
Federal and state income tax assets, net	—	16,515
Other assets	257,796	143,028
	$14,494,756	$14,756,041
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$5,464,198	$5,490,687
Time deposit accounts	5,114,655	5,226,241
	10,578,853	10,716,928
FHLB advances	1,830,000	1,930,000
Advance payments by borrowers for taxes and insurance	19,301	29,004
Federal and State income tax liabilities, net	4,278	—
Accrued expenses and other liabilities	80,985	106,826
	12,513,417	12,782,758
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 133,590,428 and 132,322,909 shares issued; 97,556,077 and 98,404,705 shares outstanding	133,591	133,323
Paid-in capital	1,639,350	1,638,211
Accumulated other comprehensive income, net of taxes	23,435	20,708
Treasury stock, at cost; 36,034,351 and 34,918,204 shares	(549,434)	(525,108)
Retained earnings	734,397	709,149
	1,981,339	1,976,283
	$14,494,756	$14,759,041
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$20.31	$20.09
Tangible common stockholders' equity per share	17.22	17.01
Stockholders' equity to total assets	13.67%	13.40%
Tangible common stockholders' equity to tangible assets	11.83	11.58

Weighted average rates at period end
Loans and mortgage-backed securities	4.14%	4.17%
Combined loans, mortgage-backed securities and investments	3.68	3.63
Customer accounts	0.50	0.51
Borrowings	3.49	3.52
Combined cost of customer accounts and borrowings	0.94	0.97
Interest rate spread	2.74	2.66

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended December 31,
	2014	2013
	(In thousands, except per share data)
INTEREST INCOME
Loans & covered assets	$108,293	$107,227
Mortgage-backed securities	19,175	19,368
Investment securities and cash equivalents	5,816	4,663
	133,284	131,258
INTEREST EXPENSE
Customer accounts	13,445	15,499
FHLB advances and other borrowings	17,656	17,447
	31,101	32,946
Net interest income	102,183	98,312
Provision (reversal) for loan losses	(5,500)	(4,600)
Net interest income after provision for loan losses	107,683	102,912

OTHER INCOME
Loan fee income	2,065	2,046
Deposit fee income	5,977	1,704
Other Income (Loss)	(2,662)	2,038
	5,380	5,788
OTHER EXPENSE
Compensation and benefits	29,160	25,126
Occupancy	8,135	7,050
FDIC insurance premiums	674	2,934
Product delivery	5,627	1,318
Information Technology	4,030	2,929
Other	5,974	4,763
	53,600	44,120
Gain (loss) on real estate acquired through foreclosure, net	315	(1,951)
Income before income taxes	59,778	62,629
Income tax provision	21,371	22,393
NET INCOME	$38,407	$40,236

PER SHARE DATA
Basic earnings	$0.39	$0.39
Diluted earnings	0.39	0.39
Cash dividends per share	0.15	0.10
Basic weighted average number of shares outstanding	98,147,939	102,329,578
Diluted weighted average number of shares outstanding, including dilutive stock options	98,524,839	102,813,154

PERFORMANCE RATIOS
Return on average assets	1.05%	1.19%
Return on average common equity	7.84	8.26
Net Interest Margin	3.01	3.12